Exhibit 99.1

Excel Corporation and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Excel Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Excel Corporation (the “Company”) as of December 31, 2017, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit of $19,018,311 at December 31, 2017, and has generated a net loss of $13,821,521 and used cash in operations of $1,001,491 for the year ended December 31, 2017. The Company is also in default of its debt covenants at December 31, 2017. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of a Matter

As discussed in Notes 2, 16 and 20 to the consolidated financial statements the Company is in default on its note payable at December 31, 2017. In 2018 the secured noteholder foreclosed on the note and exercised its post-default remedies under the loan and security agreement by conducting a public auction of all of the Company’s assets on April 9, 2018, in accordance with the UCC, at which time the Company ceased operations.

 We have served as the Company's auditor since 2018.

New York, New York

October 3, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Excel Corporation

We have audited the accompanying consolidated balance sheet of Excel Corporation (the “Company”), as of December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas

April 14, 2017

Excel Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$225,227	$1,586,207
Accounts receivable	564,014	1,220,759
Note receivable	357,330	675,000
Prepaid expenses	69,119	105,995
Other current assets	85,839	89,050
Total current assets	1,301,529	3,677,011

Other Assets
Property and equipment, net of depreciation	118,240	170,442
Goodwill	-	7,914,269
Equity investment	-	171,469
Residual portfolios, net	1,784,532	2,147,488
Other long-term assets	412,513	631,271
Total other assets	2,315,285	11,034,939
Total assets	$3,616,814	$14,711,950

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$2,323,926	$577,220
Accrued compensation	472,912	1,054,532
Other accrued liabilities	381,031	551,447
Notes payable - current portion	13,911,233	12,809,252
Accrued costs of disposal of discontinued operations	-	50,000
Total current liabilities	17,089,102	15,042,451

Long-term liabilities
Other long-term liabilities	31,909	41,705
Total liabilities	17,121,011	15,084,156

Commitments and contingencies (Note 19)	-	-

STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Series A preferred stock, $.001 par value, 2 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively.	-	-
Series B preferred stock, $.0001 par value, 0 and 4,600,000 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively.	-	460
Common stock, $.0001 par value, 200,000,000 shares authorized 102,460,336 and 97,759,070 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively.	10,246	9,776
Additional paid-in capital	5,503,868	4,814,348
Accumulated deficit	(19,018,311)	(5,196,790)
Total stockholders’ deficit	(13,504,197)	(372,206)
Total Liabilities and Stockholders’ Deficit	$3,616,814	$14,711,950

The accompanying notes are an integral part of these consolidated financial statements.

Excel Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2017	2016
Revenues:
Transaction and processing fees	$14,656,301	$16,809,208
Merchant cash advance revenue and other	251,408	306,002
Total revenues	14,907,709	17,115,210
Costs and expenses:
Processing and servicing costs	9,758,950	7,045,624
Salaries and wages	2,782,079	3,644,365
Outside commissions	336,290	2,417,523
Other selling general and administrative expenses	3,969,301	1,184,936
Impairment of goodwill	7,914,269	-
Total costs and expenses	24,760,889	14,292,448

(Loss) income from operations	(9,853,180)	2,822,762

Other (expense) income:
Interest expense, net	(3,836,495)	(1,556,105)
Other, net	(131,846)	(33,602)
Total other (expense) income	(3,968,341)	(1,589,707)

Net (loss) income from continuing operations before income taxes	(13,821,521)	1,233,055
Income tax expense (benefit)
Current	1,500,500	456,230
Deferred	(1,500,500)	(456,230)
Income tax expense	-	-

Net (loss) income from continuing operations	(13,821,521)	1,233,055

Loss from discontinued operations, net of tax	-	(2,188,571)
Loss on disposal of operations	-	(840,641)
Net loss	$(13,821,521)	$(1,796,157)

Basic (loss) earnings per share
(Loss) income from continuing operations	$(0.014)	$0.013
Loss from discontinued operations, net of tax	-	(0.031)
Net loss per share	$(0.014)	$(0.018)

Diluted (loss) earnings per share
(Loss) income from continuing operations	$(0.14)	$0.012
Loss from discontinued operations, net of tax	-	(0.030)
Net loss per share	$(0.14)	$(0.018)

Weighted Average Shares Outstanding
Basic	100,482,497	97,215,234
Diluted	100,482,497	100,811,296

The accompanying notes are an integral part of these consolidated financial statements.

Excel Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series A		Series B				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2015	2	$-	-	$-	98,259,070	$9,826	$4,428,391	$(3,400,633)	$1,037,584

Issuance of preferred stock at .05 per share	-	-	4,600,000	460	-	-	229,540	-	230,000

Stock Compensation Expense	-	-	-	-	1,000,000	100	156,417	-	156,517

Return of Common Stock	-	-	-	-	(1,500,000)	(150)	-	-	(150)

Net loss for the year ended December 31, 2016	-	-	-	-	-	-	-	(1,796,157)	(1,796,157)

Balances, December 31, 2016	2	-	4,600,000	460	97,759,070	9,776	4,814,348	(5,196,790)	(372,206)

Stock Compensation Expense	-	-	-	-	101,266	10	19,991	-	20,001

Exchange of preferred for common Stock	-	-	(4,600,000)	(460)	4,600,000	460	-	-	-

Forgiveness of accrued compensation	-	-	-	-	-	-	669,529	-	669,529

Net loss for the year ended December 31, 2017	-	-	-	-	-	-	-	(13,821,521)	(13,821,521)

Balances, December 31, 2017	2	$-	-	$-	102,460,336	$10,246	$5,503,868	$(19,018,311)	$(13,504,197)

The accompanying notes are an integral part of these consolidated financial statements.

Excel Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2017	2016
Operating activities:
Net loss	$(13,821,521)	$(1,796,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	446,525	485,784
Loss on early extinguishment of debt	-	(33,602)
Paid in kind interest	1,614,564	112,734
Stock based compensation	20,001	156,367
Bad debt expense	656,131	-
Loss on disposal of property and equipment	15,539	-
Loss (income) in investment accounted for under the equity method	171,469	(6,679)
Loss on impairment of goodwill	7,914,269	-
Loss on disposal of operations	-	840,641
Changes in operating assets and liabilities:
(Increase) decrease
Accounts receivable	304,519	(54,618)
Prepaid expenses	36,876	(62,921)
Other current assets	3,211	(5,505)
Other long-term assets	32,523	(3,776)
Increase (decrease)
Accounts payable	1,746,706	(797,658)
Accrued compensation	87,909	(453,999)
Other accrued liabilities	(220,416)	(287,861)
Other long-term liabilities	(9,796)	13
Net cash used in operating activities	(1,001,491)	(1,907,237)

Cash flows from investing activities:
Purchase of property and equipment	(46,906)	(36,663)
Payments from disposal of operations	-	(500,000)
Proceeds from note receivable	200,000	-
Net cash provided by (used in) investing activities	153,094	(536,663)

Cash flows from financing activities:
Issuance of notes	-	12,649,254
Issuance of preferred stock	-	230,000
Note and debt payments	(512,583)	(9,211,277)
Net cash (used in) provided by financing activities	(512,583)	3,667,977

Net (decrease) increase in cash	(1,360,980)	1,224,077
Cash – Beginning of year	1,586,207	362,130

Cash – End of year	$225,227	$1,586,207

Supplemental disclosure of cash flow information
Cash paid for interest	$2,040,338	$1,500,160
Cash paid for income taxes	$-	$11,545
Supplemental disclosure of non-cash transaction
Forgiveness of accrued compensation credited to additional paid-in capital	$669,529	$-
Preferred stock converted into common stock	$460	$-

The accompanying notes are an integral part of these consolidated financial statements.

Excel Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017

NOTE 1.	ORGANIZATION AND OPERATIONS

Excel Corporation (the “Company”) was organized on November 13, 2010 as a Delaware corporation. The Company has three wholly owned subsidiaries, Excel Business Solutions, Inc. (d/b/a eVance Capital), Payprotec Oregon, LLC (d/b/a Securus Payments), (“Securus”), and eVance Processing Inc. (“eVance”).

We sell integrated financial and transaction processing services to businesses throughout the United States. We provide these services through our wholly-owned subsidiaries, eVance and Securus. Through our eVance subsidiary, we provide an integrated suite of third-party merchant payment processing services and related proprietary software enabling products that deliver credit and debit card-based internet payments processing solutions primarily to small and mid-sized merchants operating in physical “brick and mortar” business environments, on the internet and in retail settings requiring both wired and wireless mobile payment solutions. We operate as an independent sales organization (“ISO”) generating individual merchant processing contracts in exchange for future residual payments. As a wholesale ISO, eVance has a direct contractual relationship with the merchants and takes greater responsibility in the approval and monitoring of merchants than do retail ISOs and we receive additional consideration for this service and risk. Securus operates as a retail ISO and receives residual income as commission for merchants it places with third party processors.

On November 30, 2015, eVance entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Calpian, Inc. (“Calpian”), Calpian Residual Acquisition, LLC (“CRA”) and Calpian Commerce, Inc., a wholly owned subsidiary of Calpian (“CCI,” and collectively with Calpian and CRA, the “Sellers”). Pursuant to the Purchase Agreement, eVance acquired substantially all of the U.S. assets and operations of the Sellers. In consideration for the acquired assets, eVance assumed certain of the Sellers’ liabilities, including an aggregate of $9,000,000 of notes payable and certain of the Sellers’ outstanding contractual obligations.

On April 12, 2016, eVance entered into an agreement with the Sellers and a cancellation of securities acknowledgement with one of eVance’s note-holders whereby the noteholder cancelled its note in the amount of $720,084 and Calpian issued eVance a note in the amount of $675,000 in exchange for eVance and the Sellers mutually waiving any claims either party has or could have under the Purchase Agreement against the other. The $675,000 note bears simple interest of 12% per annum payable monthly and matures on November 30, 2017. As part of the Purchase Agreement, eVance acquired several residual portfolios including the supporting contracts (residual purchase agreements). eVance, as successor under one of these residual purchase agreements, has sued a third party for breach of contract on the residual purchase agreement between the third party and Seller and claimed damages in excess of $1,500,000. eVance has agreed to apply any recovery from such litigation (less costs) against the principal balance of the $675,000 note up to a maximum of $675,000. The Company reflected the reduction in the assumed debt by $720,084 as a reduction in goodwill and a reduction in the debt assumed. In addition, the noteholder returned a warrant to purchase 360,042 shares of the Company’s common stock. As a result of this agreement, the $9,000,000 of notes payable was reduced to $8,279,916.

On April 30, 2016, Securus entered into a Purchase and Sale Agreement (the “2016 Purchase Agreement”) with Chyp LLC (“Chyp”). In connection with the 2016 Purchase Agreement, Chyp executed a three-year preferred marketing agreement with eVance. Chyp acquired substantially all of the operations of Securus including its sales and marketing operations located in Portland, Oregon and West Palm Beach, Florida. Securus retained the approximately 5,000 merchants and related merchant processing residual portfolios.

NOTE 2.	GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company has an accumulated deficit of $19,018,311 as of December 31, 2017, has generated a net loss of $13,821,521 and has used cash in operations of $1,001,491 for the year ended December 31, 2017. The Company is also in default of its debt covenants at December 31, 2017.

On November 2, 2016 the Company and certain of the Company’s subsidiaries entered into a Loan and Security Agreement (the “Loan Agreement”) with GACP Finance Co. LLC (“GACP”) as administrative agent (“Agent”) and the other lenders as from time to time party thereto. The Loan Agreement has a three-year term and provides for term loan commitments of up to $25,000,000 consisting of an Initial Term Loan in the amount of $13,500,000 and a Delayed Draw Term Loan in the amount of $11,500,000 (each a “Loan” or together “Loans”). The Loan Agreement contains customary events of default, non-payment of principal or other amounts under the Loan Agreement, breach of covenants and other bankruptcy events. The Loan Agreement also contains certain financial covenants including maintenance of certain EBITDA levels and minimum liquidity. If any event of default occurs and is continuing, the Lender may declare all amounts owed to be due (except for a bankruptcy event of default), in which case such amounts will automatically become due and payable. On May 5, 2017, the Company received a written notice from GACP that it was in default under the terms of the Loan Agreement for a breach of covenants. As a result of the default, the Lender increased the cash interest payable on the loan from 13% per annum to 16% per annum (the “Default Rate”). In addition, as of April 30, 2017, the principal due under the Loan Agreement was $13,783,602. The April 30, 2017 loan balance was in excess of the borrowing base as calculated under the Loan Agreement and the company made a principal payment on May 8, 2017 of $512,583 to reduce the loan balance to be within the borrowing base as defined in the Loan Agreement. The Lender also terminated its commitment to lend or extend credit under the Loan Agreement. As such, the note is classified as current on the accompanying consolidated balance sheets in accordance with ASC 470-10-45.

On February 15, 2018 notice was given that GACP Finance Co., as Agent, Secured Party, will offer for sale at public auction the following property:

(a)	all right, title and interest of Excel Corporation of Excel Corporation, a Delaware corporation, in and to (i) 100% of the membership interest in Payprotec Oregon, LLC, and Oregon limited liability company, (ii) Certificate No. 2 for 100 shares of Excel Business Solutions, Inc., a Delaware corporation, representing all of its issued and outstanding common stock, and/or (iii) Certificate No. 1for 100 shares of eVance Processing, Inc., a Delaware corporation, representing all of its issued and outstanding common stock: and/or

(b)	all rights, title and interest of Excel Corporation, a Delaware corporation, Payprotec Oregon, LLC, an Oregon limited liability company, Excel Business Solutions, Inc., a Delaware corporation and/or eVance Processing, Inc., a Delaware corporation (together, the “Debtors”), in an to substantially all of the property of the Debtors, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes.

The auction was held April 9, 2018 at the law offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166. At this time The OLB Group, Inc., a Delaware corporation , entered into a Memorandum of Sale with GACP Finance Co., LLC, a Delaware limited liability company, acting solely in its capacity as administrative agent and collateral agent to certain secured lenders of the Debtors, pursuant to which OLB Group acquired substantially all of the assets of the Debtors through a foreclosure sale conducted under the Uniform Commercial Code of the State of New York (“UCC”) of the collateral of Excel Corporation and its subsidiaries, Payprotec Oregon, LLC, Excel Business Solutions, Inc. and eVance Processing, Inc. (Excel and such subsidiaries, collectively, the “Debtors”) under the Loan and Security Agreement, dated as of November 2, 2016, by and among GACP, the lenders thereunder and the Debtors, and related loan documents, as amended (the “Excel Loan and Security Agreement”).

In accordance with ASU 205-40, the classification of debt as current, continuing losses, and accumulated deficit raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to acquire other business entities.

NOTE 3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared on the accrual method of accounting.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), for annual financial reporting.

Principles of Consolidation

The consolidated financial statements include the accounts of Excel Corporation and subsidiaries in which the Company has a controlling financial interest. All intercompany transactions and account balances between Excel Corporation and its subsidiaries have been eliminated in consolidation. Transactions with its consolidated subsidiaries are generally settled in cash. Investments in unconsolidated affiliated entities are accounted for under the equity method and are included in “Equity investment” in the accompanying consolidated balance sheets.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the evaluation of deferred tax assets, purchase accounting, allowances, depreciation and amortization and the fair value of equity investments.

Business Combinations

Acquisitions are accounted for using the acquisition method of accounting. The purchase price of an acquisition is allocated to the assets acquired and liabilities assumed using the estimated fair values at the acquisition date. Transaction costs are expensed as incurred.

Goodwill

Goodwill represents the excess of acquisition cost over the fair value of net tangible and intangible assets acquired in connection with an acquisition. Goodwill is assessed for impairment annually or more frequently if circumstances indicate impairment may have occurred.

The Company reviews long-lived assets, which include the Company’s intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Future undiscounted cash flows of the underlying assets are compared to the assets’ carrying values. Adjustments to fair value are made if the sum of expected future undiscounted cash flows is less than book value.

During the annual assessment of goodwill, management determined that goodwill had been fully impaired. Due to this impairment the Company recorded an impairment charge of $7.9 million. The impairment charge resulted from the default of the loan with GACP Finance Co. LLC.

Revenue Recognition

The Company receives a percentage of recurring monthly transaction related fees comprised of credit and debit card fees charged to merchants, net of association fees, otherwise known as Interchange, as well as certain service charges and convenience fees, for payment processing services, including authorization, capture, clearing, settlement and information reporting of electronic transactions. Fees are calculated on either a percentage of the dollar volume of the transaction or a fixed fee or a hybrid of the two and are recognized at the time of the transaction. In the case of “wholesale” residual revenue in which the Company has a direct contractual relationship with the merchant, bears risk of chargebacks and performs underwriting on the merchants, the Company records the full discount charged to the merchant as revenue and the related interchange and other processing fees as expenses. In cases of residual revenue where the Company is not responsible for merchant underwriting and has no chargeback liability and has no or limited contractual relationship with the merchant, the Company records the amount it receives from the processor net of interchange and other processing fees as revenue.

The Company acts as an ISO offering alternative financing and working capital solutions (merchant cash advances) to small and medium sized businesses using a variety of third party funding sources. As an ISO, we earn commissions from capital funders by placing their financial products with our merchant customers. This portion of our business does not yet represent a significant portion of our revenues, costs or assets.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held.

Income Taxes

The Company follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31, 2017, using the new corporate tax rate of 21 percent. See Note 7.

Accounts Receivable

Accounts receivable represent contractual residual payments due from the Company’s processing partners. These residual payments are determined based on transaction fees and revenues from the credit and debit card processing activity of merchants for which the Company’s processing partners pay the Company. Based on collection experience and periodic reviews of outstanding receivables, management considers all accounts receivable to be fully collectible and accordingly, no allowance for doubtful accounts is required.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Leasehold improvements are amortized over the lesser of the expected term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

Residual Portfolios

Residual portfolios are valued at fair value on the date of acquisition and are amortized over their estimated useful lives (7 years).

Equity Investments

Equity investments are valued at fair value on the date of acquisition using the equity method of accounting and adjusted in subsequent periods for the Company’s share of the investment’s earnings and distributions.

NOTE 4.	FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

Cash and Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable, Accrued Compensation and Other Accrued Liabilities.

The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

Note Receivable, Other Long-Term Assets, Notes Payable, and Other Long-Term Liabilities.

The carrying amounts approximate the fair value as the notes bear interest rates that are consistent with current market rates.

NOTE 5.	RECENT ACCOUNTING PRONOUNCEMENTS

In March 2016, April 2016 and December 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross Versus Net) (Topic 606), ASU 2016-10 Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, and ASU 2016-20, Technical Corrections and Improvements to Topic 606 Revenue From Contracts with Customers, respectively accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. It also requires entities to disclose both quantitative and qualitative information that enable financial statements users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in these ASUs are effective for the Company’s fiscal year beginning January 1, 2018 and early adoption is not permitted. The Company is currently evaluating the potential effect of this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 supersedes the previous leases standard, Leases (Topic 840). The standard is effective on January 1, 2019, with early adoption permitted. The Company is currently evaluating the potential effect of this standard on its consolidated financial statements.

On August 26, 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (Topic 230).” This ASU is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. The ASU’s amendments add or clarify guidance on eight cash flow issues:

●	Debt prepayment or debt extinguishment costs.

●	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing.

●	Contingent consideration payments made after a business combination.

●	Proceeds from the settlement of insurance claims.

●	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies.

●	Distributions received from equity method investees.

●	Beneficial interests in securitization transactions.

●	Separately identifiable cash flows and application of the predominance principle.

The guidance in the ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the potential effect of this standard on its consolidated financial statements.

In January 2017, the FASB issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350) (“ASU 2017-04”), which currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit.

To address concerns over the cost and complexity of the two-step goodwill impairment test, the amendments in this pronouncement remove the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The guidance in the ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, early adoption is permitted. The Company is currently evaluating the potential effect of this standard on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718) Scope of Modification Accounting, which clarifies when changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Under the new guidance, modification accounting is only required if the fair value, vesting conditions or classification (equity or liability) of the new award are different from the original award immediately before the original award is modified. The guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The new guidance must be applied prospectively to awards modified on or after the adoption date. The future impact of ASU 2017-09 will be dependent on the nature of future stock award modifications.

Accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 6.	DISCONTINUED OPERATIONS

On April 30, 2016, Securus entered into the 2016 Purchase Agreement with Chyp. In connection with the 2016 Purchase Agreement, Chyp executed a three-year preferred marketing agreement with eVance.

Pursuant to the 2016 Purchase Agreement, Chyp acquired substantially all of the operations of Securus including its sales and marketing operations located in Portland, Oregon and West Palm Beach, Florida. Securus retained its approximately 5,000 merchants and related merchant processing residual portfolio. Securus also retained substantially all of its liabilities, including but not limited to, its note payable with Blue Acre Ventures (BAV), trade payables as well as liabilities to merchants.

Pursuant to the 2016 Purchase Agreement, Securus provided financial assistance to Chyp in the form of a forgivable loan to support the transition of Securus’ operations to Chyp. Securus advanced Chyp $500,000 during 2016 and has one remaining payment of $50,000 to be paid in 2017 for a total of $550,000. Accordingly, Chyp executed a $550,000 promissory note (the “Chyp Note”) in favor of Securus. The Chyp Note bears an interest rate of 12% per annum with both the principal and interest due on May 1, 2017. If Chyp is in material compliance with the 2016 Purchase Agreement and related agreements through May 1, 2017, Securus will forgive the Chyp Note. Securus will also reimburse Chyp for commissions payable to Chyp employees and agents on Securus’ residual portfolio as if those agents and employees were still employed by Securus. Chyp is owned by Steven Lemma and Mychol Robirds, who are former executives of Securus.

We accounted for the sale of the Securus operations to Chyp in accordance with ASC 205-20-45-1 and have classified the assets and operations sold to Chyp as discontinued operations. In 2016, the Company recorded a loss on disposal of $840,641 related to the transaction. The charge includes a $290,641 write-off of the net assets acquired by Chyp and $550,000 for the financial assistance to be provided to Chyp.

A summary of results of discontinued operations is as follows:

	For the Years ended December 31,
	2017	2016
Revenues	$-	$2,027,684
Operating expenses	-	(4,216,255)
Pre-tax loss from discontinued operations	-	(2,188,571)
Loss from discontinued operations, net of tax	$-	$(2,188,571)

NOTE 7.	INCOME TAXES

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification Topic 740-10 which requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 2017 and December 31, 2016, the Company had available unused operating loss carryforwards of approximately $10,445,600 and $4,195,000, respectively, which generated a deferred tax benefit of $2,506,900 and $1,551,904, respectively. The Company had a 100% valuation allowance on the deferred tax assets at December 31, 2017 and 2016. The change in valuation allowance for the years ended December 31, 2017 and 2016 was an increase of approximately $955,000 and $722,600, respectively.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018. For certain deferred tax assets and liabilities, we have recorded a provisional decrease of $1,357,900, with a corresponding adjustment to the valuation allowance of $1,357,900 as of December 31, 2017.

The reconciliation of the statutory rate to the Company’s effective income tax rate are as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

Statutory Rate	(21)%	(34)%
State income tax, net of federal income tax benefit	(3)%	(3)%
Valuation Allowance	24%	37%
Effective Rate	-%	-%

The Company’s provision for income taxes for the year ended December 31, 2017 and 2016 consists of the following:

	For the Year Ended December 31, 2017			For the Year Ended December 31, 2016
Income Tax Expense	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Current	$1,500,500	$-	$1,500,500	$456,230	$(1,120,808)	$(664,578)
Deferred	(1,500,500)	-	(1,500,500)	(456,230)	1,120,808	664,578
Total	$-	$-	$-	$-	$-	$-

Significant components of the Company’s deferred income taxes are as follows:

	For the Years Ended December 31,
	2017	2016
Deferred Tax Assets
Net operating loss carryforwards	$2,506,900	$1,493,916
Accrued compensation	-	128,253
Other accrued liabilities	-	(74,125)
Depreciation and amortization	-	3,860
Total deferred tax assets	2,506,900	1,551,904
Valuation allowance	(2,506,900)	(1,551,904)
Net deferred tax asset	$-	$-
Deferred tax liabilities	$-	$-

The Company accounts for uncertainties in income taxes in accordance with FASB ASC Topic 740 “Accounting for Uncertainty in Income Taxes”. The Company has determined that there are no significant uncertain tax positions requiring recognition in its financial statements.

In the event the Company is assessed for interest and/or penalties by taxing authorities, such assessed amounts will be classified in the financial statements as income tax expense. Tax years 2014 through 2016 remain subject to examination by Federal and state taxing authorities.  The Company has not filed its tax returns for 2016 and 2017.

NOTE 8.	STOCKHOLDERS’ EQUITY

On March 18, 2016, the Company issued 2,300,000 Shares of Series B Convertible Preferred Stock (“Series B Shares”) to each of Thomas A. Hyde Jr. and Robert L. Winspear (each a “Holder” and collectively the “Holders”) at a price of $0.05 per share pursuant to subscription agreements between the Company and the Holders. At the time of issuance, Mr. Hyde was the President, Chief Executive Officer and a Director of the Company, and Mr. Winspear was the Chief Financial Officer of the Company.

The Company has subsequently taken the position that each of the creation of the Series B shares, and the issuance of the Series B shares to Mr. Hyde and Mr. Winspear, were in violation of the prohibition in the Company’s bylaws against interested director transactions and were not valid corporate actions taken by the Board of Directors, due to (a) Mr. Hyde’s service on the Board of Directors at such time as the Board voted to designate and issue the Series B Shares, (b) Mr. Hyde’s failure to recuse himself in the action taken by the Board of Directors to designate and issue the Series B Shares, and (c) without Mr. Hyde’s vote, a majority of the remainder of the board of directors did not vote to issue the Series B Shares.

The Series B Shares were convertible into shares of the Company’s commons stock on a ratio of 1-to-1, subject to adjustment for stock splits and stock dividends. The Series B Shares ranked senior to the common stock and other preferred shares and carried a liquidation preference of $.05 per share. Holders of the Series B Shares were entitled to receive dividends declared on the Company’s common stock on an as converted basis. Each Series B Share entitled the Holder thereof to 20 votes per share on all matters subject to voting by holders of the Company’s common stock, which collectively entitled the Holders thereof to vote a combined 92,000,000 shares of common stock. Under the terms of the Series B Shares, the Company had the right to, among other thing, require a Holder to convert the Series B Shares into common stock at any time after the Holder resigned, was terminated or otherwise ceased to be an officer of the Company.

In connection with the issuance of the Series B Shares, the Company and the Holders executed a Stockholders Agreement (the “Stockholders Agreement”) whereby the Holders agreed not to initiate directly or indirectly any stockholder vote or action, by written consent or otherwise, to increase the size or structure of the Company’s board of directors or remove any existing director, nor initiate directly or indirectly any stockholder vote or action by written consent or otherwise, to affect Holders’ executive compensation, bonus criteria and amounts, or other similar action. The Holders also agreed to convert the Series B Shares immediately upon termination, whether voluntary or involuntary, or upon their resignation for any reason.

On June 4, 2017, the Board of Directors terminated for cause (the “Terminations”) each of Mr. Hyde and Mr. Winspear. In connection with and immediately following the Terminations, the Company exercised its rights under the Stockholders Agreement to convert the Series B Shares into 4,600,000 shares of common stock (the “Series B Conversion”). As a result of the Series B Conversion, no Series B Shares remain outstanding. The 4,600,000 shares of common stock haven’t been issued but are included in common stock outstanding as of December 31, 2017.

During the year ended December 31, 2017, the Company reversed the 2016 accrual for executive bonuses in the amount of $669,529. This amount has been recorded as an adjustment to additional paid in capital. See Note 18.

NOTE 9.	STOCK WARRANTS

On August 12, 2016, the Company also issued a warrant to purchase 500,000 shares of its common stock to a consultant. The warrant has an exercise price of $0.06 per share and a term of 6 months.

The table below lists outstanding warrants as of December 31, 2017:

	For the Years Ended December 31,
	2017		2016
Stock Warrants	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Warrants outstanding at January 1	5,952,458	$.05	5,452,458	$.05
Granted	—	—	500,000	.06
Exercised	—	—	—	—
Expired	(500,000)	$(0.06)	—	—
Warrants outstanding December 31	5,452,458	$.05	5,952,458	$.05

NOTE 10.	STOCK OPTIONS AND COMPENSATION

On November 13, 2010 the Company’s Board of Directors (the “Board”) approved a stock plan pursuant to which the Company may grant incentive and non-statutory options to employees, non-employee members of the Board and consultants and other independent advisors who provide services to the Corporation. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 4,000,000 shares. Awards under this plan are made by the Board or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s Common Stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the Plan Administrator. However, no option shall have a term in excess of 10 years from the date of the grant.

On June 1, 2015, the Company issued 2,000,000 shares of its Common Stock to an executive in connection with the executive’s employment and the use of certain trade names and brands owned by the executive. 500,000 shares vested upon grant and an additional 500,000 shares were scheduled to vest on June 1, 2016, June 1, 2017, and June 1, 2018. The Company terminated the executive’s employment in January 2016, and the shares subject to vesting were forfeited.

On August 12, 2016, the Company granted 1,000,000 shares of its common stock to an employee. 333,333 of these shares vested immediately, 333,333 vested on December 1, 2016 and 333,334 vested on December 1, 2017.

On March 29, 2017, the Company granted 101,266 shares of its common stock to two directors of the Company. 25,318 shares vested immediately, and 25,316 shares vested on June 30, 2017, September 30, 2017 and December 31, 2017. Stock based compensation expense of $20,001 was recorded for the year ended December 31, 2017.

	For the Years Ended December 31,
Restricted Stock Grants	2017	2016
Shares outstanding on January 1	6,965,608	7,465,608
Granted	101,266	1,000,000
Forfeited	—	(1,500,000)
Shares outstanding on December 31	7,066,874	6,965,608
Shares vested at December 31	7,066,874	6,632,274

	For the Years Ended December 31,
	2017		2016
Stock Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at January 1	—	$—	1,000,000	$.09
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	$—	(1,000,000)	(.09)
Options outstanding December 31	—	$—	—	$—
Shares exercisable at December 31	—	$—	—	$—

NOTE 11.	NOTE RECEIVABLE

On November 30, 2015, eVance Processing Inc. (“eVance”), a wholly owned subsidiary of the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Calpian, Inc. (“Calpian”), Calpian Residual Acquisition, LLC (“CRA”) and Calpian Commerce, Inc., a wholly owned subsidiary of Calpian (“CCI,” and collectively with Calpian and CRA, the “Sellers”). Pursuant to the Purchase Agreement, eVance acquired substantially all of the U.S. assets and operations of the Sellers. In consideration for the acquired assets, eVance assumed certain of the Sellers’ liabilities, including an aggregate of $9,000,000 of notes payable and certain of the Sellers’ outstanding contractual obligations.

On April 12, 2016, eVance entered into an agreement with the Sellers and a cancellation of securities acknowledgement with one of eVance’s note holders whereby the noteholder cancelled their note in the amount of $720,084 and Calpian issued eVance a note in the amount of $675,000 in exchange for eVance waiving any claims for breach of the Purchase Agreement between eVance and Sellers. The $675,000 note bears simple interest of 12% per annum payable monthly, matures on November 30, 2017 and is secured by 2,000,000 shares of Calpian common stock. As part of the Purchase Agreement, eVance acquired several residual portfolios including the supporting contracts (residual purchase agreements). eVance, as successor under one of these residual purchase agreements, has sued a third party for breach of contract on the residual purchase agreement between the third party and Seller and has claimed damages in excess of $1,500,000. eVance has agreed to apply any recovery from such litigation (less costs) against the principal balance of the $675,000 note up to a maximum of $675,000. The Company reflected the cancellation of the $720,084 note and the receipt of the $675,000 Calpian note as a $1,395,084 reduction in goodwill. In addition, the noteholder cancelled and returned a warrant to purchase 360,042 shares of the Company’s common stock.

On November 30, 2017 eVance entered into a forbearance agreement with MoneyonMobile, Inc (formerly Calpain, Inc) concerning the $675,000 note payable dated April 12, 2016.  In the agreement, MoneyonMobile agreed to a periodic payment schedule for the principal of the note with the first payment of $200,000 due and paid on December 15, 2017. The remain balance of $475,000 will be paid in six-month installments beginning January 15, 2018 and a final payment made on June 15, 2018. Due to certain financial uncertainties with MoneyonMobile, management determined it necessary to reserve for the final payments due on the note. The Company reserved for these payments and recoded bad debt expense of $117,670.

The note receivable balance is $357,330 and $675,000 at December 31, 2017 and 2016, respectively.

NOTE 12.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following for the years ending:

	December 31, 2017	December 31, 2016
Computer software	$63,607	$38,607
Equipment	180,576	163,394
Furniture & fixtures	36,471	38,882
Leasehold improvements	-	16,538
Total cost	280,654	257,421
Less accumulated depreciation and amortization	(162,414)	(86,979)
Property and equipment – net	$118,240	$170,442

Depreciation and amortization expense was $83,569 and $76,463 for the years ended December 31, 2017 and 2016, respectively.

NOTE 13.	EQUITY INVESTMENT

Equity investments are valued at fair market value on the date of acquisition using the equity value method of accounting and adjusted in subsequent periods for the Company’s shares of the investment’s earnings and distributions. At December 31, 2017, management determined this investment to have no value and wrote the remaining balance off. The Company recorded a loss on investment of $171,469 for the year ended December 31, 2017. Income on the investment amounted to $6,679 for the year ended December 31, 2016.

NOTE 14.	RESIDUAL PORTFOLIO

Residual portfolios consist of the following for the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Merchant portfolios	$2,540,690	$2,540,690
Less accumulated amortization	(756,158)	(393,202)
Residual Portfolio, net	$1,784,532	$2,147,488

Amortization expense was $362,956 and $409,321 for the years ended December 31, 2017 and 2016, respectively.

NOTE 15.	LEASES

The Company executed a lease for its corporate offices in Irving Texas. The lease began on November 1, 2014 and has a term of 63 months with monthly payments ranging from $0 to $6,428.

eVance leases its Georgia office facilities under an operating lease expiring in November 2019. Monthly lease payments range from $8,278 to $9,046 throughout the term of the lease.

Total rent expense for the year ended December 31, 2017 was $184,336, compared to $298,816 for the year ended December 31, 2016.

The future minimum lease payments required under long-term operating leases as of December 31, 2017 are as follows:

2018	$179,489
2019	174,946
2020	6,430
Total	$360,865

NOTE 16.	NOTES PAYABLE

The following summarizes the Company’s outstanding notes payable for the years ending:

	December 31, 2017	December 31, 2016

Term Loan due November 2019, bearing interest at 18%, secured by substantially all of the assets of the Company	13,911,233	12,809,252

Less current portion	13,911,233	12,809,252

Long-term portion of notes payable	$-	$-

On November 2, 2016, the Company and certain of the Company’s subsidiaries entered into a Loan and Security Agreement (the “Loan Agreement”) with GACP Finance Co. LLC as administrative agent (“Agent”) and the other lenders as from time to time party thereto. The Loan Agreement has a three-year term and provides for term loan commitments of up to $25,000,000 consisting of an Initial Term Loan in the amount of $13,500,000 and a Delayed Draw Term Loan in the amount of $11,500,000 (each a “Loan” or together “Loans”). The Company used the proceeds from the Initial Term Loan to repay all of its existing secured debt.

The Loan accrues interest of 18% per annum of which 13% is payable in cash monthly and 5% is payable in kind (PIK). Pursuant to the Loan Agreement, the Loan is secured by substantially all of the assets of the Company including but not limited to the Company’s residual portfolios. In addition, certain of Excel’s subsidiaries are guarantors under the Loan Agreement.

The Loan Agreement contains customary events of default, non-payment of principal or other amounts under the Loan Agreement, breach of covenants and other bankruptcy events. The Loan Agreement also contains certain financial covenants including maintenance of certain EBITDA levels and minimum liquidity. If any event of default occurs and is continuing, the Lender may declare all amounts owed to be due (except for a bankruptcy event of default), in which case such amounts will automatically become due and payable. On May 5, 2017, the Company received a written notice from GACP that it was in default under the terms of the Loan Agreement for a breach of covenants. As a result of the default, the Lender increased the cash interest payable on the loan from 13% per annum to 16% per annum (the “Default Rate”). The Company was not in compliance with certain of its financial covenants for the month ended January 31, 2017. In addition, as of April 30, 2017, the principal due under the Loan Agreement was $13,783,602. The April 30, 2017 loan balance was in excess of the borrowing base as calculated under the Loan Agreement and the Company made a principal payment on May 8, 2017 of $512,583 to reduce the loan balance to be within the borrowing base as defined in the Loan Agreement. The Lender also terminated its commitment to lend or extend credit under the Loan Agreement. As such, the note is classified as current on the accompanying consolidated balance sheets in accordance with ASC 470-10-45.

The Company incurred financing costs in the amount of $1,099,021 in connection with the Loan Agreement. These costs are shown as a reduction of the loan amount on the accompanying consolidated balance sheet as of December 31, 2017 and 2016 and are being amortized as interest expense over the term of the Loan. As the loan is in default, the unamortized finance costs have been written off to interest expense at December 31, 2017. In addition, the interest that is payable in kind is added to the Loan balance. The following chart summarizes the amount outstanding under the Loan.

	December 31, 2017	December 31, 2016
Term Loan	$13,037,417	$13,500,000
Deferred financing costs	-	(803,482)
Accrued interest payable in kind	873,816	112,734
Note payable	$13,911,233	$12,809,252

NOTE 17.	RELATED PARTY TRANSACTIONS

On October 23, 2015, SME Funding LLC advanced the Company $500,000 to help finance the acquisition of the US assets of Calpian by eVance. SME Funding, LLC is wholly owned by Steven Lemma who was the Chief Executive Officer of Securus. This advance was converted into a note maturing December 1, 2016 with interest only payable monthly at an annual rate of 12%. The note was repaid in November 2016.

On February 15, 2016, SME Funding LLC purchased $35,000 of the Company’s residuals for $700,000 cash pursuant to a residual purchase agreement (“RPA”). In November 2016, the Company exercised its right to repurchase the residuals for $770,000. As a result of the repurchase option, the Company accounted for the transaction not as a sale but as a liability.

NOTE 18.	ACCRUED COMPENSATION - (Related Party)

On June 19, 2017, the District Court held the Injunction Hearing as further described in Note 19. On June 20, 2017, the District Court granted the application for a temporary injunction against former officers of the Company and found that the officers violated their fiduciary duties (including their duty of loyalty) owed to the Company by causing payments of $750,000 in bonuses to be paid to themselves, and that the Company’s board of directors had terminated both officers’ employment agreements and removed both officers from their positions as officers and as employees of the Company. The Company evaluated the officer’s employment agreements and determined 2016 and 2017 accrued executive bonuses were not earned and no further obligations were due to the two former officers. In addition, the Company exercised its rights under the Stockholders Agreement to convert the Series B Shares into 4,600,000 shares of Common Stock. In accordance with ASC 470-50-40-2, the reversal of the related party accrued borrower was deemed to be in essence a capital transaction. The Company reversed the related party accrual and reduced current year bonus expense by $90,423 and recorded an increase to additional paid in capital of $669,529 for the expense recorded in the prior year. At December 31, 2017 and 2016, accrued bonuses amounted to $0 and $704,888 respectively.

Management identified an issue with the reporting and payment of federal payroll taxes primarily pertaining to four employees in the corporate office. Former management no longer employed by the Company failed to report and remit federal payroll taxes of $349,266 consisting of $250,818 in employee withholdings and $98,448 in employer FICA. As of December 31, 2017, management accrued $154,564 for estimated fees, penalties and interest. Management has engaged an outside tax advisor to bring current late reporting and payment of federal payroll taxes for the years ended 2014, 2015 and 2016. Payroll taxes were properly accrued in prior applicable periods. The Company is current with reporting and payment of 2017 payroll taxes. In July 2017, a third-party payroll processor was retained to increase controls over reporting and payment of federal and state payroll taxes. As of July 31, 2017, payroll tax reporting and processing for the Company and each reporting subsidiary are currently being processed by a third-party payroll processor. Payroll taxes payable of $472,912 and $349,644 have been accrued at December 31, 2017 and 2016, respectively.

NOTE 19.	COMMITMENTS AND CONTINGENCIES

The Company is a party to routine litigation and administrative complaints incidental to its business. The Company does not believe that any or all of such routine litigation and administrative complaints is likely to have a material adverse effect on the Company’s financial condition or results of operations, except as noted below.

Litigation with Former Management

On May 11, 2017, the Company appointed an independent committee (the “Special Committee”) of the board of directors to conduct an investigation into certain of the Company’s past business practices encompassing each of (a) Thomas A. Hyde, Jr., the Company’s then-President and Chief Executive Officer, and (b) Robert L. Winspear, the Company’s then-Chief Financial Officer, Vice President and Secretary and certain matters relating to the Company’s obligations under its credit facility with GACP Finance Co. After conducting its investigation, the Special Committee determined that (i) Mr. Hyde and Mr. Winspear made payments to themselves of deferred compensation in contravention of the Loan Agreement, (ii) such bonus payments violated a prohibition under the Loan Agreement of making any payments of Subordinated Indebtedness (as defined in the Loan Agreement), and (iii) as a result of such bonus payments, the Company did not have a sufficient cash balance on hand to meet the financial covenants under the Loan Agreement.

On May 15, 2017, following the completion of their investigation, the Special Committee resolved to terminate each of Mr. Hyde and Mr. Winspear, effective immediately, and on May 17, 2017, the Company delivered to each of Mr. Hyde and Mr. Winspear a letter terminating their employment and their status as officers. Mr. Hyde and Mr. Winspear informed the Company that they disputed the Special Committee’s authority to terminate each of their respective employments and officer status, alleging the termination was not a valid action taken by the Company and refusing to recognize the termination letters. On June 4, 2017, Mr. Hyde and Mr. Winspear were formally terminated again for cause at a meeting of the Company’s board of directors. Notwithstanding the formal termination, Mr. Hyde and Mr. Winspear ignored the directive of the Company’s board of directors and continued to report to work at the Company’s offices and to act as executive management, including holding themselves out as such to the Company’s lenders, employees and third parties.

On June 4, 2017, the Company filed an Original Petition and Application for Temporary Restraining Order and Temporary and Permanent Injunctions (the “Pleading”) to initiate a lawsuit against Mr. Hyde and Mr. Winspear in the 134th Judicial District Court in the District Court of Dallas County, Texas (the “District Court”), in Cause No. DC-17-06555 (the “Lawsuit”). In the Pleading, the Company alleged that Mr. Hyde and Mr. Winspear (together, the “Defendants”) caused violations of the Company’s loan agreement with GACP by paying themselves excessive bonuses in violation of their fiduciary duties (including the duty of loyalty) to the Company, and the Company requested a declaratory judgment that the Defendants were no longer employees or officers. In addition, the Company alleged that it would suffer immediate and irreparable injury without an adequate remedy at law if the District Court did not issue injunctive relief as set forth below. The District Court initially entered a temporary restraining order (the “TRO”) to, among other things, preserve the status quo between the parties pending a temporary injunction hearing (the “Injunction Hearing”). The status quo under the TRO, in effect for only two weeks, allowed the Defendants to continue to carry out their responsibilities in their current roles, subject to certain restrictions set forth in the TRO.

On June 19, 2017, the District Court held the Injunction Hearing. On June 20, 2017, the District Court (a) granted the Company’s application for a temporary injunction against the Defendants (the “Injunction”), and (b) found that the Defendants violated their fiduciary duties (including their duty of loyalty) owed to the Company by causing payments of $750,000 in bonuses to themselves, and that the Company’s board of directors had terminated both Defendants’ employment agreements and removed both Defendants from their positions as officers. The Injunction also enjoins the Defendants from, among other things, (a) coming within 100 feet of any property owned, leased or occupied by the Company; (b) accessing any of the Company’s computer systems equipment, bank accounts or other assets; and (c) holding themselves out as the Company’s employees or officers to any of the Company’s regulators, investors, shareholders, employees, customers, suppliers, lenders or vendors.

On June 30, 2017, the Defendants filed their Original Answer, in which they generally denied the allegations contained in the Company’s Pleadings. The District Court set the date for a full trial on the merits of the Company’s claims against the Defendants for February 2019. The Company intends to vigorously pursue this matter and to protect the integrity of the actions of its board of directors. The Company has incurred significant expenses related to this lawsuit to date and may continue to incur expenses related to this lawsuit. The Company cannot predict the outcome of this lawsuit or for how long it will remain active.

NOTE 20.	SUBSEQUENT EVENTS

In accordance with ASC 855-10, Subsequent Events¸ management has analyzed our operations from the balance sheet date through the date the consolidated financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements other than the following.

On February 15, 2018 notice was given that GACP Finance Co., as Agent, Secured Party, will offer for sale at public auction the following property:

(c)	all right, title and interest of Excel Corporation of Excel Corporation, a Delaware corporation, in and to (i) 100% of the membership interest in Payprotec Oregon, LLC, and Oregon limited liability company, (ii) Certificate No. 2 for 100 shares of Excel Business Solutions, Inc., a Delaware corporation, representing all of its issued and outstanding common stock, and/or (iii) Certificate No. 1for 100 shares of eVance Processing, Inc., a Delaware corporation, representing all of its issued and outstanding common stock: and/or

(d)	all rights, title and interest of Excel Corporation, a Delaware corporation, Payprotec Oregon, LLC, an Oregon limited liability company, Excel Business Solutions, Inc., a Delaware corporation and/or eVance Processing, Inc., a Delaware corporation (together, the “Debtors”), in an to substantially all of the property of the Debtors, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes.

The auction was held April 9, 2018 at the law offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166. At this time The OLB Group, Inc., a Delaware corporation , entered into a Memorandum of Sale with GACP Finance Co., LLC, a Delaware limited liability company, acting solely in its capacity as administrative agent and collateral agent to certain secured lenders of the Debtors, pursuant to which OLB Group acquired substantially all of the assets of the Debtors through a foreclosure sale conducted under the Uniform Commercial Code of the State of New York (“UCC”) of the collateral of Excel Corporation and its subsidiaries, Payprotec Oregon, LLC, Excel Business Solutions, Inc. and eVance Processing, Inc. (Excel and such subsidiaries, collectively, the “Debtors”) under the Loan and Security Agreement, dated as of November 2, 2016, by and among GACP, the lenders thereunder and the Debtors, and related loan documents, as amended (the “Excel Loan and Security Agreement”).

THE OLB GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of The OLB Group, Inc. (the “Company”) and Excel Corporation (“Excel”), after entering into an agreement on April 9, 2018 to acquire Excel subsidiaries assets from GACP the note holder on all the assets of Excel and its subsidiaries. The notes to the unaudited pro forma condensed combined financial information describe the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the acquisition of Excel had occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the acquisition of Excel had occurred at the beginning of the year presented.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon the respective fair values of the assets and liabilities of Excel as of December 31, 2017.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Excel acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statement of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Excel (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes, which were previously filed with the Securities and Exchange Commission. The adjustments that are included in the following unaudited pro forma condensed combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements.

The OLB Group, Inc

Unaudited Pro Forma Condensed Combined Balance Sheet

	The OLB Group, Inc.	Excel Corporation
	December 31, 2017	December 31, 2017	Ref	Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$580	$225,227	(1)	$(85,091)	$140,716
Accounts receivable	-	564,014		-	564,014
Note receivable	-	357,330		-	357,330
Prepaid expenses	-	69,119	(1)	(34,294)	34,825
Other current assets	-	85,839		-	85,839
Total current assets	580	1,301,529		(119,385)	1,182,724
Property and equipment, net	-	118,240		-	118,240
Goodwill and other intangible assets	-	-	(1)	9,964,201	9,964,201
Residual portfolios, net	-	1,784,532		-	1,784,532
Other long-term assets	-	412,513	(1)	(64,146)	348,367
Internet domain	4,965	-		-	4,965
Total assets	$5,545	$3,616,814		$9,780,670	$13,403,029
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$89,640	$2,323,926	(1)	$(1,543,655)	$869,911
Accrued compensation	-	472,912	(1)	(472,912)	-
Other accrued liabilities	-	381,031	(1)	(281,906)	99,125
Notes payable, current portion	-	13,911,233	(1)	(1,411,233)	12,500,000
Due to related parties	3,481	-		-	3,481
Total current liabilities	93,121	17,089,102		(3,709,706)	13,472,517
Other long-term liabilities	-	31,909		(13,821)	18,088
Total liabilities	93,121	17,121,011		(3,723,527)	13,490,605

Stockholders’ deficit:
Common stock	1,984	10,246	(1)	(10,246)	1,984
Additional paid in capital	15,590,821	5,503,868	(1)	(5,503,868)	15,590,821
Accumulated deficit	(15,680,381)	(19,018,311)	(1)	19,018,311	(15,680,381)
Total stockholders’ deficit	(87,576)	(13,504,197)		13,504,197	(87,576)
Total liabilities and stockholders’ deficit	$5,545	$3,616,814		$9,780,670	$13,403,029

See the accompanying notes to the pro forma condensed combined financial statements.

The OLB Group, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

	The OLB Group, Inc.	Excel Corporation
	For the Year Ended December 31, 2017	For the Year Ended December 31, 2017	Ref	Pro Forma Adjustments	Pro Forma Combined

Net Revenue	$51,543	$14,907,709		$-	$14,959,252

Costs and Expenses:
Cost of revenue	19,398	9,758,950		-	9,778,348
Officer’s compensation	275,000	-		-	275,000
Salaries and wages	-	2,782,079		-	2,782,079
Outside commissions	-	336,290		-	336,290
Other selling, general and administrative expenses	128,982	3,969,301		-	4,098,283
Impairment of goodwill	-	7,914,269		-	7,914,269
Total costs and expenses	423,380	24,760,889		-	25,184,269

Net loss from operations	(371,837)	(9,853,180)		-	(10,225,017)

Other Expense:
Other expense	-	(131,846)		-	(131,846)
Interest expense	(26,901)	(3,836,495)		-	(3,863,396)
Total other expense	(26,901)	(3,968,341)		-	(3,995,242)

Net Loss	$(398,738)	$(13,821,521)		$-	$(14,220,259)

Net loss per common share, basic and diluted	$(0.03)				$(1.03)

Weighted average number of common shares outstanding, basic and diluted	13,772,415				13,772,415

See the accompanying notes to the pro forma condensed combined financial statements.

THE OLB GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, are based on the historical financial statements of the Company and Excel as of December 31, 2017 after giving effect to the Company’s acquisition of Excel that was consummated on April 9, 2018 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations.   In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to Excel’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to estimated values, which are subject to change. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Excel acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on form 10-K for the year ended December 31, 2017.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, Excel’s historical financial statements for the year ended December 31, 2017 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform Excel’s accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of Excel’s historical financial statements in order to conform to the Company’s presentation.

NOTE 2 - ACQUISITION OF EXCEL ASSETS FROM GACP

On April 9, 2018, Securus365, Inc., a Delaware corporation (“Securus”), eVance Capital, Inc., a Delaware corporation (“eVance Capital”), and eVance Inc., a Delaware corporation (“eVance”, and collectively with Securus and eVance Capital, the “Purchasers”), each of which Purchaser is a newly formed wholly-owned subsidiary of The OLB Group, Inc., a Delaware corporation (the “Company”), entered into a Memorandum of Sale (the “Memorandum of Sale”) by and among the Purchasers and GACP Finance Co., LLC, a Delaware limited liability company (“GACP”), acting solely in its capacity as administrative agent and collateral agent to certain secured lenders of the Debtors (as defined below), pursuant to which the Purchasers acquired substantially all of the assets of the Debtors (the “Asset Acquisition”) through a foreclosure sale arranged by GACP under the Uniform Commercial Code of the State of New York (“UCC”) of the collateral of Excel Corporation (“Excel”) and its subsidiaries, Payprotec Oregon, LLC, Excel Business Solutions, Inc. and eVance Processing, Inc. (Excel and such subsidiaries, collectively, the “Debtors”) under the Loan and Security Agreement, dated as of November 2, 2016, by and among GACP, the lenders thereunder and the Debtors, and related loan documents, as amended (the “Excel Loan and Security Agreement”).

GACP exercised its post-default remedies and realized on the collateral securing the Debtors’ obligations under the Excel Loan and Security Agreement by conducting a public auction of certain assets of the Debtors on April 9, 2018 in accordance with the UCC. The Purchasers submitted the Memorandum of Sale at such auction, which constituted the Purchasers’ bid for substantially all of the assets of the Debtors (“Acquired Assets”), which bid was accepted by GACP on April 9, 2018 in connection with the simultaneous signing and closing (the “Closing”) of the transactions contemplated under the Memorandum of Sale and the Credit Agreement (defined below).

In consideration for the sale and transfer of the Acquired Assets at the Closing, the Purchasers assumed certain post-Closing obligations under assigned contracts and paid to GACP the sum of $12,500,000, through the deemed simultaneous financing of such purchase price to the Purchasers under the Credit Agreement. Pursuant to the Memorandum of Sale, the Purchasers purchased from GACP and accepted all of the Debtors’ right, title and interest in and to the Acquired Assets “as is”, “where is” and “with all faults” and without any representations or warranties, express or implied, of any nature whatsoever. Any representations made by the parties in the Memorandum of Sale did not survive the Closing, and there is no indemnification rights for either party’s breach.

The acquisition date estimated fair value of the consideration transferred consisted of the following:

Closing amount financed	$12,500,000
The following summarizes the current estimates of fair value of assets acquired and liabilities assumed:
Tangible assets acquired	$3,433,283
Liabilities assumed	(897,484)
Net tangible assets	2,535,799
Goodwill and other intangibles	9,964,201
Total purchase price	$12,500,000

The above estimated fair value of the intangible assets is based on a preliminary purchase price allocation prepared by management. As a result, during the preliminary purchase price allocation period, which may be up to one year from the business combination date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. After the preliminary purchase price allocation period, we record adjustments to assets acquired or liabilities assumed subsequent to the purchase price allocation period in our operating results in the period in which the adjustments were determined.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10.  The Company assigns to all identifiable assets acquired a portion of the cost of the acquired net assets equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired net assets over the sum of the amounts assigned to identifiable assets acquired as goodwill.

The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, at least annually, the Company tests its intangible assets for impairment or more often if events and circumstances warrant. Any write-downs will be included in results from operations.

NOTE 3 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1)	To record and align fair value of acquired assets and assumed liabilities and to record the preliminary estimate of goodwill for the Company’s acquisition of Excel. The preliminary estimate of goodwill represents the excess of the purchase consideration over the estimated fair value of the assets acquired and the liabilities assumed and to eliminate Excel’s historical stockholder equity.